HBR Business Development Consulting Agreement
718 Thompson Lane, Suite 108-273
Nashville, TN, 37204

May 18, 2020

CLIENT NAME
ADDRESS
CITY, STATE, ZIP

Thank you for your consideration of HBR Business Development, LLC ("HBR Business Development" or "Consultant") to provide services to potentially identify grants, incentives, refunds, tax credits and future savings and/or programs available in your industry, as well as make recommendations to optimize the growth and profitability of your organization. **HBR Business Development will perform a complimentary assessment and evaluation upon execution of this "Consulting Agreement".**

This Agreement herein is between Consultant and [CLIENT] ("Client"). The Parties agree that references to Client also includes all subsidiaries, entities with whom Client files consolidated tax returns and/or financial statements, and its affiliates. Consultant and Client are each referred to as a "Party" and are collectively referred to as the "Parties. ***The Parties agree the transactions contemplated herein are subject to the Mutual Non-Disclosure Agreement attached hereto and made a part hereof as Exhibit A.***

Step #1: Consultant will perform an initial review of Client's relevant financial and tax information at no cost to determine the potential economic benefits available to Client and areas of company improvement / growth.

Step #2: Once approved by Client, Consultant and its outsourced and in-house team of consultants will pursue the identified economic benefits on Client's behalf by performing additional Services, including but not limited to further review of financial and tax information, tax planning, program application, accounting work, and preparation and filing of tax returns and/or amendments (collectively, the "Services") and working directly with the Client and his/her organization on process improvement and documentation thereof. Additional information regarding the services and timing is set forth in Exhibit B, attached hereto and made a part hereof.

Step #3: Prior to incurring such costs, Consultant will provide a quote for the cost of such Services for Client's approval, along with a summary of its review and potential economic benefits available, which Client will be required to execute in substantially the same form as attached hereto as Exhibit C.

The Parties agree that Consultant's fees are earned once Services are performed. Client further agrees that the cost for all Services (including those performed by subcontractors and/or outsourced accounting) shall be paid to Consultant by Client within 10 days of Client's receipt of a refund from United States Treasury or other Government organizations or other non-debt sources of funding external to the company.

Above and beyond the costs of the Services from outside consulting firms, Client shall pay Consultant a "Success Fee" of (_____ percent) ____% of the economic benefit obtained as a result of the Services, due and payable within the same 10 days of Client's receipt of a refund from the United States Treasury or other Government organization.

The Parties agree that the compensation to be paid to Consultant is based on the Parties' agreed value of the Services, the Consultant's Confidential Information (as set forth in the attached Mutual Non-Disclosure Agreement), and acknowledges that percentage-based Success Fee is reasonable to the Parties. The Parties further agree that Client remains liable for amounts owed to Consultant for the Services even if Client elects not to use all of the available economic benefits and/or does not use the economic benefits in the same year the Services are completed, so long as Client is entitled to potentially utilize such benefits in future years.

By signing this Consulting Agreement, Client understands that information to be shared by Consultant is business knowledge and expertise that took time, money, and effort to acquire and develop and that the unauthorized use or disclosure of Consultant's Confidential Information (as defined in the attached Mutual Non-Disclosure Agreement attached hereto) obtained at any time while dealing with Consultant is a breach of this Consulting Agreement and the Mutual Non-Disclosure Agreement.

Amounts that are owed and remain unpaid for more than 30 days past the due date will accrue interest at 1.5% per month. If payment is not timely received, we reserve the right to suspend our services and/or withdraw from representing you if we do not receive timely payment.

In the event that Client has executed Exhibit C but subsequently fails or refuses to move forward with the Services and/or filing of the necessary tax returns and/or amendments, then Client agrees that it shall owe Consultant as liquidated damages, and not a penalty, an amount equal to two (2) times the amount of contracted fees for Services that Consultant has advanced on Client's behalf. The liquidated damages are hereby agreed to be a reasonable estimate of damages Consultant will incur as a result of such a breach by Client, including but not limited to Consultant's actual costs, lost profit, and other losses as a result of Client's breach. In addition, in the event Consultant is required to take legal action to recover the liquidated damages or any amounts owed under this Agreement, Client shall also pay Consultant for all attorneys' fees and legal costs of enforcement.

Unless explicitly stated herein, this letter will further confirm that no promises or representations have been made with respect to the costs or outcome of this engagement.

We look forward to working with you on this project. If this letter appropriately sets forth the terms of our agreement, please so indicate by executing the signature block below and returning it to me by mail, fax, or email.

Sincerely,

____

Stephen Epstein

ACKNOWLEDGED AND AGREED

The above accurately reflects the representation agreement with HBR Business Development, LLC Consulting, LLC and the undersigned accepts the terms and conditions set forth above and in the attached Exhibits.

[CLIENT]

__________________________ __________________________

Signature Date

Print Name:________________

Title:_____________________

EXHIBIT A:
NON-DISCLOSURE AGREEMENT

This **MUTUAL NONDISCLOSURE AND CONFIDENTIALITY AGREEMENT** (this "Non-Disclosure Agreement") is made and entered into by and between: (i) HBR Business Development, LLC, (collectively, "Consultant") and (ii) [CLIENT], including all subsidiaries, entities with whom it files consolidated tax returns or financial statements, and affiliates (collectively, "Client"), each being a "Party"; and collectively, the "Parties") with reference to the following:

1. *Business Relationship*. The sole purpose of this Agreement is to prevent the unauthorized disclosure or use of each Party's confidential and proprietary information obtained in connection with the HBR Business Development, LLC Agreement to which this Agreement is attached (the "Business Relationship"). In the event of a conflict between this Non-Disclosure Agreement and the Consulting Agreement, this Non-Disclosure Agreement shall control.

2. *Confidential Information*. "Confidential Information" of a Party shall mean any and all written or oral information about or belonging to such Party that such Party designates orally or in writing as being confidential or which, under the circumstances of its disclosure, should reasonably be regarded as confidential.

3. *Acknowledgement; Disclaimer*. Each Party acknowledges and agrees that: (i) during the course of the Business Relationship, such Party (the "Recipient") may receive or be exposed to the Confidential Information of the other Party (the "Owner") regardless of whether Recipient affirmatively requests, or Owner affirmatively approves, such receipt or exposure; and (ii) Owner shall retain full ownership of its Confidential Information, and nothing herein shall be construed as a license, transfer, or assignment of any Confidential Information to Recipient.

4. *Use and Disclosure of Confidential Information*.

4.1 *Permitted Use and Disclosure*. Recipient may use Owner's Confidential Information solely to further the purposes of the Business Relationship and for no other purposes whatsoever. Recipient shall strictly maintain the confidentiality of such Confidential Information using at least the same degree of care customarily used by Recipient to protect its own Confidential Information, but under no circumstances less than a reasonable degree of care.

4.2 *Related Duties*. Recipient shall: (i) promptly deliver to Owner upon Owner's written request all materials in Recipient's possession in which Owner's Confidential Information is embodied; (ii) use its best efforts to prevent any unauthorized use or disclosure of such Confidential Information; (iii) notify Owner in writing immediately upon discovery of any such unauthorized use or disclosure; and (iv) cooperate with Owner in every reasonable way to regain possession of such Confidential Information and to prevent further unauthorized use and disclosure thereof.

4.3 *Restrictions*. Except as may be expressly permitted by Section 4.1 hereof, Recipient shall not: (i) use any portion of Owner's Confidential Information in any way; (ii) disclose any portion of such Confidential Information to any person, entity, or third party; or (iii) sell, lease, rent, license, assign, or otherwise transfer any portion of such Confidential Information, or any products or services embodying or utilizing any such portion.

4.4 *General Exceptions*. Notwithstanding the applicable duties and restrictions of this Section 4, Recipient shall bear no liability to Owner with respect to Recipient's use or disclosure of any portion of Owner's Confidential Information to the extent that Recipient materially demonstrates by written evidence that, through no breach of any duty of confidentiality owed by Recipient to Owner or to any third party, such portion: (i) is at the time of its disclosure to Recipient by Owner already in Recipient's lawful possession; or (ii) is lawfully, independently developed by Recipient without reference to or use of Owner's Confidential Information, but only as of the time of such independent development. Notwithstanding anything to the contrary contained herein, for purposes of this Non-Disclosure Agreement, the Parties acknowledge and agree that Consultant's entire due diligence, review, and consulting process is "Confidential Information."

4.5 *Legal Exceptions*. Further notwithstanding the applicable duties and restrictions of this Section 4, Recipient may disclose any portion of Owner's Confidential Information as may be expressly required by law, governmental rule, regulation, executive order, court order, or in connection with litigation between the Parties;

provided that prior to making any such disclosure, Recipient shall use its best efforts to limit the scope and duration of such disclosure to the strictest possible extent.

5. *Term, Termination, and Survival.* This Non-Disclosure Agreement shall remain in full force and effect for the duration of the Business Relationship. Upon written notice from one Party to the other, this Non-Disclosure Agreement may be terminated solely with respect to then undisclosed Confidential Information. The Parties' respective rights and obligations hereunder shall survive termination and remain in full force and effect with respect to each portion of Confidential Information disclosed prior to receipt of such written notice for a period of five (5) years after the disclosure of such portion.

6. *Remedies.* The Parties acknowledge and agree that the unauthorized disclosure or use of Confidential Information may to give rise to irreparable injury to Owner for which Owner will have no adequate remedy at law. Accordingly, in the event of an actual or threatened unauthorized disclosure or use of Confidential Information, Owner shall be entitled to obtain injunctive relief against Recipient in addition to all other remedies available to it at law or in equity. The Parties further acknowledge and agree that the unauthorized disclosure or use of Consultant's Confidential Information by Client will result in substantial harm to Consultant that will be difficult to ascertain. Therefore, the Parties agree that in the event Client breaches this Non-Disclosure Agreement, in addition to injunctive relief and all other remedies available at law or in equity, the right to recover as liquidated damages, and not a penalty, the greater of 50% of the available economic benefits obtained by a party benefiting from Consultant's Confidential Information or $25,000.00, for every party that Client disseminates the Confidential Information to, whether or not such party has used such information. The liquidated damages are hereby agreed to be a reasonable estimate of damages Consultant will incur as a result of such a breach by Client. The prevailing party shall be entitled to all attorneys' fees and legal costs of enforcement of prevailing party's rights under this Non-Disclosure Agreement.

7. *General Terms.* Neither Party shall transfer or assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Party. This Non-Disclosure Agreement shall be construed in accordance with the laws of the State of Ohio applicable to contracts entered into and wholly to be performed therein, without regard to that body of law pertaining to conflicts of laws. Any controversies between the Parties arising hereunder shall be adjudicated before a court of competent jurisdiction located in Cuyahoga County, Ohio. This Non-Disclosure Agreement may be amended by the Parties solely by an instrument in writing signed on behalf of each Party. A waiver with reference to one event or one portion of Confidential Information shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event or any other portion thereof. Unenforceable provisions hereof, if any, as applied to particular circumstances shall be reformed to the extent strictly necessary to render such provisions enforceable when applied to such particular circumstances. This Non-Disclosure Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof.

INITIALS _______________

EXHIBIT B
TIMELINE AND SCOPE OF SERVICES

Please note the following information required and approximate timeline and scope of Services:

Step A:
Consultant to review the last 3 years of Client's tax returns, company operations, and other issues the Consultant deems relevant to preparing the final Scope of Work. The goal being to identify areas of rebates, grants, and operational optimization that could lead to additional profitability, efficiency, and growth or cash refunds. This step takes approximately **two weeks**.

Step B:
Consultant to provide a summary of potential findings as will be estimated in a Final Scope of Work to be presented as **Exhibit C** (completed 1-2 weeks after the execution of the above and this exhibit)

Step C:
Both parties agree on the amount of the Economic Benefit, the cost of the Services, and the Success Fee and memorialize such by signing Exhibit C.

Step D:
Consultant will collect additional information and perform the needed interviews and analysis necessary complete the Scope of Work; Consultant and its outside CPA firm will perform the extensive study and reports necessary to pursue the identified economic benefits in **Exhibit C** and optimize company profitability going forward. This process will take approximately **six weeks** from the receipt of all information;

Step E:
At completion of the study, Client may have to amend prior years' tax returns to realize some of the economic benefits, including personal returns of owners' and pass-through entity returns (such as in K-1 being modified for previous year, requiring Client to amend both personal and business returns).

Step F:
Consultant to assist with any filings and work with Client's outside legal or tax counsel to obtain any outside economic benefits from third-parties / Government organizations / etc.

SAMPLE

EXHIBIT C
SAMPLE SCOPE OF WORK FORMAT

Client: NAME OF CLIENT

Projected Economic Benefits Related to the following fiscal years based on Consultant's initial review:

2019:	~$ TBD
2018:	~$ TBD
2017:	~$ TBD

TOTAL ECONOMIC BENEFIT:	**$ TBD**
Quote for Services (NOT TO EXCEED 20% of CREDIT AMOUNT)	$ TBD
Success Fee to Consultant of __%	$ TBD
NET ECONOMIC BENEFIT to Client	**$ TBD**

By signing below, Client hereby acknowledges and agrees that Client has authorized Consultant to perform the full scope of Services as defined in the **Consulting Agreement**.

Client certifies that he fully understands the economic terms of the Consulting Agreement and agrees that Client will fully cooperate with Consultant and any third-party service provider in pursuit of the Economic Benefit.

Client acknowledges that the identified economic benefit amounts will change as data is gathered and that the initial scope review is not a guaranty of final results.

NAME OF CLIENT HERE

____
SIGNATURE

Print Name:______________________

Title: ____________________

Date:____________________